UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 29, 2019
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 ELEVATE CREDIT, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-37680	46-4714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4150 International Plaza, Suite 300
Fort Worth, Texas 76109
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code (817) 928-1500
Not Applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02	Results of Operations and Financial Condition.
On July 29, 2019, Elevate Credit, Inc. (the "Company") issued a press release announcing its financial results for the quarter ended June 30, 2019. The full text of the press release, along with the slide presentation to be used during the earnings call on July 29, 2019, are furnished herewith as Exhibits 99.1 and 99.2, respectively.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Chief Executive Officer
On July 25, 2019, the Board of Directors of the Company accepted the resignation of Kenneth E. Rees as Chief Executive Officer of the Company, with such resignation to be effective on July 31, 2019. Mr. Rees will remain a director of the Company but has resigned as Chairman of the Board of Directors. Also on July 25, 2019, Mr. Rees and Elevate Credit Service, LLC (“ECS”), a wholly owned subsidiary of the Company, entered into a resignation and release of claims agreement, which, among other matters, provides for a severance payment to Mr. Rees equal to $1,260,000, a bonus payment to Mr. Rees equal to $315,000, and the payment to Mr. Rees of a net amount equal to twenty-four times the monthly premiums that would be payable to maintain certain health benefits for Mr. Rees and his eligible dependents, and revises the definition of “Competing Business” under Mr. Rees’ employment agreements with ECS to provide that such term shall not include any (i) business(es) involving loan or credit products that are offered, marketed or sold on terms that are less than sixty percent (60%) effective annual percentage rate or (ii) other work that ECS agrees is not encompassed by the term Competing Business, which agreement by ECS shall not be unreasonably withheld. The foregoing description of the resignation and release of claims agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the resignation and release of claims agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2019.
Appointment of Chairman of the Board
On July 25, 2019, the Board of Directors of the Company appointed Saundra Schrock as Chairman of the Board of Directors. Ms. Schrock has been a member of the Board of Directors since May 2016 and is the Chairman of the Compensation Committee and a member of the Risk Committee. Ms. Schrock brings to Elevate more than 35 years of experience in consumer financial services and advises on various regulatory and consumer lending issues. Ms. Schrock spent over twenty years at JPMorgan Chase where she successfully managed over 3,000 bank branches and 30,000 employees, as well as their Consumer Lending Division. Since her time at JPMorgan Chase, Ms. Schrock has focused on executive coaching and leadership development most currently serving as the Chief Executive Officer and founder of Mindful Planet, LLC, a mobile learning company that focuses on leadership content development for individuals and companies.
Appointment of Interim Chief Executive Officer
Effective July 31, 2019, Jason Harvison, age 43, who is currently also the Company’s Chief Operating Officer, will assume the role of Interim Chief Executive Officer. The Board of Directors of the Company approved a bonus of $10,000 per month for Mr. Harvison until a permanent Chief Executive Officer for the Company is selected.
Mr. Harvison has served as the Company’s Chief Operating Officer since 2014. He was a member of the Board of Directors from 2014 to January 2018 and a member of the Risk Committee through July 2016. Mr. Harvison served as the Company’s Chief Financial Officer from May 2014 to December 2014, as well as the Chief Product Officer from May 2014 to October 2014. He joined Think Finance (“TFI”) as Senior Vice President in 2003 where he was first promoted to Executive Vice President in 2011 and then to Chief Product Officer in 2013. He served as the Chief Product Officer until 2014 when he joined Elevate Credit, Inc. Mr. Harvison continued to serve on the Board of Directors of TFI from 2003 until August 21, 2015. Prior to joining TFI, Mr. Harvison served as the Assistant Vice President at Guaranty Bank.
Mr. Harvison was not appointed pursuant to any arrangement or understanding between Mr. Harvison and any other person. There are no family relationships between Mr. Harvison and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Neither the Company nor any of its subsidiaries has entered into any transactions with Mr. Harvison described in Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated July 29, 2019.
99.2	Presentation slides for earnings call on July 29, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elevate Credit, Inc.
Date:	July 29, 2019	By:	/s/ Christopher Lutes
Christopher Lutes
Chief Financial Officer